Exhibit 99.1

Curis Reports Fourth Quarter and Year-End 2010 Financial Results

-- Conference call to be held today at 9:00 am EST --

LEXINGTON, Mass.--(BUSINESS WIRE)--February 10, 2011--Curis, Inc. (NASDAQ:CRIS), a drug development company developing next generation targeted small molecule drug candidates for cancer treatment, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2010.

“We have continued to advance and expand our proprietary pipeline in 2010 and early 2011, completing a Phase I dose escalation study and initiating a Phase Ib expansion trial of CUDC-101, as well as selecting new development candidate CUDC-907,” said Daniel Passeri, Curis President and Chief Executive Officer. “Looking forward, we expect that our collaborator Genentech, a member of the Roche Group, will announce topline results from its pivotal Phase II clinical study of GDC-0449 (RG3616), a first-in-class Hedgehog pathway inhibitor, in advanced basal cell carcinoma during the first quarter of 2011. Pending a successful outcome, Roche has indicated that it anticipates making regulatory submissions for GDC-0449 in 2011, which would be an historic milestone for the company.”

“In 2011, we also anticipate further progress on our proprietary internal programs. For example, we hope to announce data from our ongoing Phase Ib clinical trial of CUDC-101 and initiate a Phase I dose escalation study of CUDC-101 in combination with cisplatin and radiation in head and neck cancer patients. Moreover, assuming the successful completion of IND-enabling preclinical studies, we expect to file IND applications for an oral formulation of CUDC-101 and also for CUDC-907, our novel HDAC and PI3K inhibitor.” Mr. Passeri continued. “In addition, our partner Debiopharm continues to advance its Phase I dose escalation trial of Hsp90 inhibitor Debio 0932.”

For the fourth quarter of 2010, Curis reported a net loss of $5.6 million, or ($0.07) per share, as compared to a net loss of $2.7 million or ($0.04) per share for the same period in 2009.

Revenues for the fourth quarter of 2010 were $100,000 as compared to $1.7 million for the same period in 2009. The decrease is primarily due to the fact that in the fourth quarter of 2009 Curis recognized $1.5 million in revenue related to the Company’s August 2009 license agreement with Debiopharm.

Operating expenses for the fourth quarter of 2010 were $5.7 million as compared to $4.5 million for the same period in 2009.

  Research and development spending was $3.7 million for the fourth quarter of 2010 as compared to $2.4 million for the same period in 2009. The increase is primarily attributable to increased spending associated with the Company’s ongoing Phase Ib expansion trial of CUDC-101.
  General and administrative spending was $2.1 million for the fourth quarter of 2010 as compared to $2.0 million for the same period in 2009. This increase is primarily due to an increase in occupancy-related costs associated with the Company’s facility move to Lexington, Massachusetts in December 2010.

Other income for the fourth quarter of 2010 consisted primarily of federal tax grants totaling $500,000 that Curis was awarded pursuant to the qualifying therapeutic discovery project tax credit program implemented by the IRS under the Patient Protection and Affordable Care Act of 2010. Offsetting other income was an increase in the fair value of the warrant liability associated with the Company’s issuance of warrants pursuant to its registered direct offering in January 2010, resulting in a charge of $500,000 for the fourth quarter of 2010.

For the year ended December 31, 2010, Curis reported a net loss of $4.4 million or ($0.06) per share, as compared to a net loss of $9.8 million or ($0.15) per share for the same period in 2009.

Revenues for the year ended December 31, 2010 were $16.0 million as compared to $8.6 million for the same period in 2009. The increase is primarily due to $11 million in license fee revenue that the Company earned in 2010 from Debiopharm in connection with the acceptance by regulatory authorities of Debiopharm’s clinical trial application and the treatment of the fifth patient in its ongoing Phase I clinical trial of Debio 0932. Revenues for the year ended December 31, 2010 also included $4 million in proceeds pursuant to a settlement agreement the Company entered into with a third party in February 2010. Revenues for the year ended December 31, 2009 were primarily comprised of a $6 million contingent payment the Company received from Genentech for Genentech’s initiation of a pivotal Phase II clinical trial in advanced basal cell carcinoma (BCC) and $2.2 million related to the Company’s license agreement with Debiopharm.

Operating expenses were $21.6 million for the year ended December 31, 2010, as compared to $18.6 million for the same period in 2009.

  Research and development expenses were $11.4 million for the year ended December 31, 2010, as compared to $9.9 million for the same period in 2009. This increase was primarily the result of increased spending on outside services and clinical costs related to the Company’s CUDC-101 program.
  General and administrative expenses were $10.3 million for the year ended December 31, 2010, as compared to $8.7 million for the same period in 2009. This increase was primarily due to approximately $800,000 in increased spending for legal services related to arbitration proceedings in 2010 as compared to 2009 and increased personnel costs of $500,000 relating to short-term incentive compensation payments made to the Company’s executive officers as well as the elimination of executive officer pay reductions that were implemented in 2008.

Other income of $1.2 million for the year ended December 31, 2010 was primarily comprised of a $600,000 gain related to the change in the fair value of the Company’s warrant liability and the receipt of $500,000 in federal tax grant proceeds. Other income was $200,000 for the year ended December 31, 2009.

As of December 31, 2010, Curis’ cash, cash equivalents and marketable securities totaled $40.4 million and there were 75.8 million shares of common stock outstanding.

Recent Developments

CUDC-907 selected as development candidate

In January 2011, Curis selected CUDC-907, an orally available, synthetic small molecule inhibitor of phosphatidylinositol-3-kinase (PI3K) and histone deacetylase (HDAC) as a development candidate from its network-targeted cancer programs. Activation of the PI3K signaling pathway is believed to play a crucial role in cancer development and progression. As a result, the inhibition of this pathway is currently extensively being investigated as a potential cancer therapy. However, primary or acquired resistance appears to present a major challenge to the success of single-target molecules that are designed to inhibit the PI3K pathway due to the existence of redundant and compensatory pathways in cancer cells. Curis scientists believe that CUDC-907's synergistic inhibition of HDAC and PI3K may enhance anti-tumor activity and overcome these limitations through durable blockade of cancer networks as opposed to single-target inhibition. Curis expects to initiate IND-enabling studies for CUDC-907 in the near term, and assuming a favorable outcome, the Company anticipates filing an Investigational New Drug (IND) application for this compound in late 2011.

Presented data on two compounds at EORTC

Curis scientists delivered the following two poster presentations at the 22nd EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics,” held in Berlin, Germany, in November 2010:

  “The First-in-Human, First-in-Class Study of CUDC-101, a Multi-Targeted Inhibitor of HDAC, EGFR and HER2: A Phase I Study in Patients with Advanced Cancer,” presented by Toshio Shimizu, M.D., Ph. D., Visiting Clinical Fellow, South Texas Accelerated Research Therapeutics (START). This presentation provided an overview of the results of the CUDC-101 Phase I dose escalation clinical trial that was completed by Curis earlier in 2010.
  “Anti-Tumor Activity of CU-201, an Inhibitor of HDAC, SFK and Abl Kinases,” presented by Rudi Bao, M.D., Ph.D., Curis’ Senior Director of Oncology. This presentation summarized the chemical properties and preclinical data related to CU-201, a compound from the Company’s proprietary network-targeted cancer programs.

Announced initiation of Genentech’s Phase II clinical trial of GDC-0449 in operable BCC

In October 2010, Curis announced that its collaborator Genentech, a member of the Roche Group, initiated a Phase II clinical trial of GDC-0449, an orally-administered small molecule Hedgehog Pathway Inhibitor, as a single-agent therapy for patients with operable nodular BCC. There are approximately 1 million newly diagnosed BCCs in the U.S. and 2.5 million new BCCs worldwide each year, with nodular operable BCC accounting for an estimated 60% of this total. This Phase II clinical trial is in addition to the pivotal Phase II clinical trial currently being conducted by Genentech in patients with inoperable locally advanced or metastatic BCC.

2011 Financial Guidance

The Company expects to end 2011 with cash, cash equivalents and marketable securities of $18 to $22 million. This guidance excludes any payments from existing or new collaborators that Curis could potentially receive in 2011.

Curis expects that 2011 research and development expenses will be $13 to $16 million and that general and administrative expenses will be $7.0 to $8.0 million. These expense projections include approximately $500,000 and $1.0 million of stock-based compensation expense in research and development and general and administrative expense, respectively.

Conference Call Information

Daniel Passeri, President and Chief Executive Officer of Curis, will host a conference call today, February 10, 2011, at 9:00 A.M. EST, to discuss Curis’ financial results for the quarter, and corporate developments, plans and strategies.

To access the live conference call, please dial (888) 396-2369 from the U.S. or Canada or (617) 847-8710 from other locations, shortly before 9:00 A.M. EST. The conference ID number is 66553646. The conference call also can be accessed on the Curis website at www.curis.com in the Investors section. A replay will be available approximately two hours after the completion of the call through 12:00 P.M. EST, Thursday, February 17, 2011. To access the replay, please dial (888) 286-8010 from the U.S. or Canada or (617) 801-6888 from other locations and reference conference ID number 90868804.

About Curis, Inc.

Curis is a drug development company that is committed to leveraging its innovative signaling pathway drug technologies as it seeks to create new targeted small molecule drug candidates for cancer. Curis is building upon its previous experiences in targeting signaling pathways, including in the Hedgehog pathway, in its effort to develop proprietary targeted cancer programs. For more information, visit Curis' website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the timing of Genentech’s announcement of data from its advanced BCC clinical trial; the Company’s timing with respect to the availability of data on CUDC-101 and the timing of additional clinical trials; the Company’s expectations regarding the filing of IND applications for an oral formulation of CUDC-101 and for CUDC-907; the expected therapeutic benefits of GDC-0449 (also known as RG3616), CUDC-101, CUDC-907 and the Company’s earlier-stage network-targeted cancer programs; and the Company’s 2011 financial guidance with respect to year-end cash, cash equivalents and marketable securities, research and development expenses and general and administrative expenses. Forward-looking statements used in this press release may contain the words "believes", "expects", "anticipates", "plans", "seeks", "estimates", "assumes", "will", "may" or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause the actual results to be materially different from those indicated by such forward-looking statements including, among other things:

  Genentech and Roche may experience adverse results, delays and/or failures in their development program under collaboration with Curis. For example, Genentech and Roche may: experience adverse or inconclusive results in their clinical trials of GDC-0449, including with respect to the ongoing pivotal Phase II clinical trial in advanced BCC; fail to achieve any development and commercialization timelines that they publicly announce; or otherwise fail to meet applicable regulatory standards for approval of GDC-0449 in one or more indications.
  Curis' collaborator Debiopharm may experience adverse results, delays and/or failures in its development program under collaboration with Curis. For example, Debiopharm may not be able to successfully advance Debio 0932 through its ongoing Phase I clinical trial as planned.
  Curis may experience adverse results, delays and/or failures in its internal drug development programs, including with respect to its ongoing Phase Ib expansion trial and future planned clinical studies of CUDC-101, its planned IND filings, and its ongoing preclinical studies of its network-targeted cancer programs.
  Curis may experience difficulties or delays in obtaining or maintaining required regulatory approvals for products under development both internally and through its collaborations.
  Curis may not be able to obtain or maintain the intellectual property protection necessary for the development and commercialization of drug candidates based on its technologies.
  Curis may not be able to obtain the substantial additional funding required to conduct research and development of its drug candidates.
  Curis may experience unplanned cash requirements, and may not receive additional anticipated payments under its collaborations, any of which could shorten the estimated period in which Curis will have cash to fund its operations and which could also adversely affect Curis' estimated operating expenses for 2011 and beyond.
  Curis faces risks relating to its ability to enter into and maintain planned collaborations for development candidates under its network-targeted cancer programs, its ability to maintain its current collaborations with Genentech/Roche and Debiopharm, and the risk that any such collaborators will not perform adequately or may terminate such collaborations on short notice and/or for circumstances outside of our control.
  Curis also faces other risk factors identified in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis' views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Year ended
	December 31,		December 31,
	2010	2009	2010		2009
Revenues	$100,287	$1,724,237		$15,999,565	$8,589,940

Operating expenses:
Research and development	3,651,710	2,439,645		11,372,850	9,932,768
General and administrative	2,058,936	2,010,679		10,264,459	8,702,082
Total operating expenses	5,710,646	4,450,324		21,637,309	18,634,850

Net loss from operations	(5,610,359)	(2,726,087)		(5,637,744)	(10,044,910)

Other income	3,570	20,109		1,202,434	222,309
Net loss	$(5,606,789)	$(2,705,978)		$(4,435,310)	$(9,822,601)

Basic and diluted net loss per common share	$(0.07)	$(0.04)	$	(0.06)	$(0.15)
Basic and diluted weighted average common shares outstanding	75,668,337	66,673,878		74,959,158	65,060,514

CURIS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2010	December 31, 2009
ASSETS

Cash, cash equivalents and marketable securities	$40,379,818	$25,034,897
Investments – restricted	497,004	216,002
Accounts receivable	92,371	515,758
Property and equipment, net	302,721	715,429
Goodwill	8,982,000	8,982,000
Other assets	395,229	635,163
Total assets	$50,649,143	$36,099,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued expenses and other liabilities	3,526,744	$2,571,158
Warrant liability	1,604,742	—
Deferred revenue	—	475,833
Total liabilities	5,131,486	3,046,991

Total stockholders' equity	45,517,657	33,052,258

Total liabilities and stockholders' equity	$50,649,143	$36,099,249

CONTACT:
Curis, Inc.
Michael P. Gray, 617-503-6632
Chief Operating and Chief Financial Officer
mgray@curis.com